Exhibit (d)(51)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 2 effective as of May 1, 2017 (“Amendment No. 2”) to the Investment Sub-Advisory Agreement dated as of January 13, 2015, as amended, (“Agreement”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”), and DoubleLine Capital LP, a Delaware limited partnership (“DoubleLine” or “Sub-Adviser”).

FMG LLC and DoubleLine (collectively, “Parties”) agree to modify the Agreement as follows:

1. Name Change. The name of AXA/DoubleLine Opportunistic Core Plus Bond Portfolio is changed to 1290 VT DoubleLine Opportunistic Bond Portfolio.

2. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Sub-Adviser is appointed as the investment adviser and the fee payable to the Sub-Adviser is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

4. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		DOUBLELINE CAPITAL LP

By:		By:
	Michal Levy		Name:
	Senior Vice President and		Title: Authorized Signer
Chief Operating Officer

APPENDIX A

TO

AMENDMENT NO. 2 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

WITH

DOUBLELINE CAPITAL LP

Portfolio	Annual Advisory Fee Rate**
Multimanager Core Bond Portfolio*	Initial Amount: $150M 30 bps: $0-$500M 25 bps: $500M +

1290 VT DoubleLine Opportunistic Bond Portfolio (fka, AXA/DoubleLine Opportunistic Core Plus Bond Portfolio)	25 bps

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “DoubleLine” Allocated Portion.”
**	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual advisory fee rate calculated as set forth above and then dividing the result by the number of days in the year.